EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             FOURTH QUARTER 1996

(1) In the fourth quarter STI was working to complete Phase II (completed Phase II in the first quarter of 1997) at the Brayton Point Power Project. Brayton Point Station is owned by New England Power and is located in Somerset, MA. One STI separator has been running at Brayton Point in a temporary location at the plant since June of 1995. Phase II effectively doubles the Brayton Point separating capacity.

     STI shipped a machine to Europe which became operational in September 1996. The separator will be tested and a decision will be made on whether to purchase an additional machines from STI.

     STI recently formed a joint venture with a marketing partner to process and sell fly ash in the mid-Atlantic states.

(2)  Separation Technologies' Financial Statements through December 31,
     1996.

                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                              December 31, 1996
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $2,090
          Total fixed Assets                         2,090
Current Assets:
    Cash and cash equivalents                        1,236
    Accounts Receivable                                422
    Inventories                                         29
    Prepaid Expenses and Other                           7
          Total Current Assets                       1,694
Other Assets:
    Deposits                                            50
    Acquired Intangibles                             2,517
    Patents and acquired Technology                    411
          Total Other Assets                         2,978
TOTAL ASSETS                                        $6,762

                              LIABILITIES
Stockholders' Investment:
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Additional Paid-in-Capital                      14,004
    Deficit accumulated during development          (9,248)
          Total Common Equity                        4,809
Long Term Liabilities:
    Notes Payable to EUA Energy                      1,000
          Total Long Term Liabilities                1,000
          Total Capitalization                       5,809
Current Liabilities:
    Accounts Payable                                   580
    Notes Payable                                      112
    Accrued Expenses                                   211
    Other                                               50
          Total Current Liabilities                    953
TOTAL LIABILITIES AND EQUITY                        $6,762


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
                 For the Quarter Ended and YTD December 31, 1996
                                   (Unaudited)
                               (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                    $364    $1,711
Cost of Revenues                             297       951
          Gross Profit                        67       760

Operating Expenses:
    Engineering, Research and Development    290       993
    Sales and Marketing Expenses              51       196
    General and Administrative Expenses      500     1,559
          Total Operating Expenses           841     2,748
Operating Income                            (774)   (1,988)
Other Income and Deductions                   30        45
    Income (Loss) Before Interest Charges   (744)   (1,943)
Interest Charges                              45        45
    Income (Loss) After Interest Charges    (789)   (1,988)
Pre-tax Net Income (Loss)                  ($789)  ($1,988)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                        For the Year Ended December 31, 1996
                                     (Unaudited)
                             (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                      ($1,988)
    Depreciation & Amortization                        696
    Change in Current Assets and Liabilities:
        Accounts & Notes Receivable                   (222)
        Accounts & Notes Payable                       125
        Inventory                                      172
        Current Assets and Liabilities                  64
        Other (Net)                                    (49)
    Net Operating Activities                        (1,202)

Investing Activities:
    Capital Expenditures                              (537)
    Other                                           (2,540)
          Net Investing Activities                  (3,077)

Financing Activities:
    Equity Contributions                             4,616
    Long Term Debt                                   1,000
    Decrease in Notes and Leases                     (142)
          Net Financing Activities                   5,474

Net increase in cash and cash equivalents            1,195
Cash and cash equivalents at beginning of year          41
Cash and cash equivalents at end of year             1,236

Non-Cash Investing and Financing Activities:
    Conversion of Minority Interest to Common Stock   $991
    Acquisition of Intangible Asset with Common
       Stock (Net of $2,500 in cash)                   149